Exhibit 10.1

August 13, 2020

Herbert Koeck

8749 Via Rancho Cielo

P.O. Box 1271

Rancho Santa Fe, CA 92067

Amendment to Second Letter of Secondment

Dear Herbert,

This letter is an Amendment (the “Amendment”) to the Second Letter of Secondment, dated as of January 8, 2020, between you and 3D Systems (the “Second Letter”). With the exception of the terms stated below, the terms of the Second Letter remain in full force and effect.

For good and valuable consideration, you and 3D Systems agree to amend the Second Letter as follows:

1.	The second paragraph of the Section entitled “Separation Without Cause” is hereby deleted in its entirety and replaced with the following language:

“If your secondment is terminated without cause, 3D Systems shall pay you a severance payment in exchange for a customary release of all potential claims against 3D Systems and in full settlement of all post-employment obligations due to you by the Company, in a lump sum equal to 8.5 months’ base salary calculated on your current salary. In addition, the Company will pay you a lump sum amount in consideration of continued health benefits coverage equal to the amount of US-based benefits continuation under COBRA for an 8.5-month period.”

2.	The following language is hereby added at the end of Section III – Taxes:

You agree to cooperate with the Company in the timely filing of all U.S. tax returns. You acknowledge and agree that any severance payment may be offset by any amounts reimbursed to you that are otherwise due to the Company if not paid to the company within ten (10) days following your receipt.

By signing below, you agree to the amendments to the Second Letter as set forth above. You further agree that your employment relationship and all terms and conditions of your employment relationship continue to be governed exclusively by and construed in accordance with U.S. law, and that any action, claim, cause of action, charge, or complaint relating to or arising out of your employment or your separation from employment shall be brought for resolution in U.S. Federal Court.

Please let me know if you have questions.

Sincerely,

/s/ Andrew M. Johnson, EVP, CLO & Secretary	August 13, 2020

I AGREE TO THE TERMS AND CONDITIONS COVERING MY TEMPORARY ASSIGNMENT AS SET FORTH IN THIS LETTER

/s/ Herbert Koeck

Herbert Koeck

Secondee	Date August 10, 2020